Sabre reports fourth quarter and full-year 2016 results

•
Fourth quarter 2016 revenue increased 9.4%, net income attributable to common stockholders of $24.6 million decreased 81.0% and diluted net income attributable to common stockholders per share (EPS) of $0.09 decreased 80.4%

•	Fourth quarter 2016 Adjusted EBITDA increased 9.2% to $249.8 million and Adjusted EPS of $0.27 was consistent with year-ago levels

•	Fourth quarter 2016 Airline and Hospitality Solutions revenue improved 15.0% and Travel Network revenue rose 7.1%

•	Successfully implemented the SabreSonic reservation solution at Alitalia

•	Full-year 2016 revenue increased 13.9%, net income attributable to common stockholders of $242.6 million decreased 55.5% and EPS of $0.86 decreased 55.9%

•	Full-year 2016 Adjusted EBITDA increased 11.2% to $1,047 million and Adjusted EPS increased 19.1% to $1.31

•	Full-year 2016 Airline and Hospitality Solutions revenue improved 16.9% and Travel Network revenue rose 12.9%

•	Announced increase in quarterly targeted dividend to $0.14 per share and approval of a multi-year $500 million share repurchase program

SOUTHLAKE, Texas – February 7, 2017– Sabre Corporation ("Sabre") (NASDAQ: SABR) today announced financial results for the quarter and year ended December 31, 2016.

“In 2016, we delivered a year of strong growth across all of our businesses,” said Sean Menke, Sabre president and CEO. “Travel Network delivered key agency conversions and increased global share. Airline and Hospitality Solutions executed key implementations and surpassed the billion dollar revenue benchmark for the first time resulting in strong overall revenue, adjusted profit and cash flow growth.

"We expect 2017 to be a year of growth, but also a year of investment. In 2017, we expect strong growth in Travel Network underpinned by a supportive macro-environment, the rollout of the new Sabre Red Workspace and agency conversions. In Airline and Hospitality Solutions, we expect strong growth in Hospitality Solutions, driven by continued momentum behind our leading solutions across multiple customer segments. In Airline Solutions, we expect overall revenue growth to moderate. We forecast the solid growth in AirVision and AirCentre to continue, while 2017 SabreSonic full-year revenue is expected to be consistent with 2016. To further modernize and enhance the efficiency, stability and security of our technology platforms for the future, we will accelerate investments in our core technology infrastructure this year that we expect will set the stage for more opportunity and growth in the years ahead," said Menke.

Q4 2016 Financial Summary

Sabre consolidated fourth quarter revenue increased 9.4% to $829.6 million, compared to $758.5 million in the year-ago period.

Net income attributable to common stockholders totaled $24.6 million, compared to $129.4 million in the fourth quarter of 2015, a decrease of 81.0%. The decrease in net income attributable to common stockholders is primarily the result of a $106.2 million decrease in income from discontinued operations related to a one-time tax gain in the year-ago period. Fourth quarter consolidated Adjusted EBITDA was $249.8 million, a 9.2% increase from $228.8 million in the fourth quarter of 2015. The increase in consolidated Adjusted EBITDA is the result of Adjusted EBITDA increases in Airline and Hospitality Solutions and Travel Network.

For the quarter, Sabre reported EPS of $0.09 per share compared to $0.46 in the fourth quarter of 2015, a decrease of 80.4%. Adjusted net income from continuing operations per share (Adjusted EPS) was consistent with the year-ago amount of $0.27 per share in the fourth quarter of 2016.

Cash provided by operating activities totaled $266.9 million, compared to $139.5 million in the fourth quarter of 2015. Cash used in investing activities totaled $27.1 million, compared to $84.5 million in the fourth quarter of 2015. Cash used in financing activities totaled $143.4 million, including $100 million for share repurchases, compared to cash provided by financing activities of $132.4 million in the fourth quarter of 2015. Fourth quarter Free Cash Flow was $193.5 million, compared to $55.9 million in the year-ago period. Capital expenditures totaled $73.4 million, compared to $83.6 million in the year-ago period. Adjusted Capital Expenditures, which include capitalized implementation costs, totaled $92.2 million, compared to $97.4 million in the fourth quarter of 2015.

Financial Highlights (in thousands, except for EPS; unaudited):	Three Months Ended December 31,			Year Ended December 31,
	2016	2015	% Change	2016	2015	% Change
Total Company:

Revenue	$829,620	$758,455	9.4	$3,373,387	$2,960,896	13.9
Operating Income	$55,961	$109,400	(48.8)	$459,572	$459,769	—
Net income attributable to common stockholders	$24,561	$129,441	(81.0)	$242,562	$545,482	(55.5)
Diluted net income attributable to common stockholders per share (EPS)	$0.09	$0.46	(80.4)	$0.86	$1.95	(55.9)

Adjusted Gross Profit*	$354,233	$336,466	5.3	$1,460,675	$1,316,820	10.9
Adjusted EBITDA*	$249,825	$228,762	9.2	$1,046,646	$941,587	11.2
Adjusted Operating Income*	$163,290	$152,041	7.4	$720,361	$653,105	10.3
Adjusted Net Income*	$76,883	$76,190	0.9	$370,937	$308,072	20.4
Adjusted EPS*	$0.27	$0.27	—	$1.31	$1.10	19.1

Cash provided by operating activities	$266,866	$139,497	91.3	$699,400	$529,207	32.2
Cash (used in) investing activities	$(27,095)	$(84,536)	(67.9)	$(445,808)	$(729,041)	(38.9)
Cash (used in) provided by financing activities	$(143,378)	$132,399	NM	$(190,025)	$93,144	NM
Capital Expenditures	$73,415	$83,626	(12.2)	$327,647	$286,697	14.3
Adjusted Capital Expenditures*	$92,243	$97,366	(5.3)	$411,052	$350,079	17.4

Free Cash Flow*	$193,451	$55,871	246.2	$371,753	$242,510	53.3

Net Debt (total debt, less cash)	$3,114,381	$3,074,542
Net Debt / LTM Adjusted EBITDA*	3.0x	3.3x

Airline and Hospitality Solutions:

Revenue	$266,366	$231,576	15.0	$1,019,306	$872,086	16.9
Operating Income	$61,756	$49,970	23.6	$217,631	$180,448	20.6

Adjusted EBITDA*	$102,108	$85,713	19.1	$372,063	$323,461	15.0

Passengers Boarded	199,748	177,443	12.6	789,260	584,876	34.9

Travel Network:

Revenue	$569,099	$531,157	7.1	$2,374,849	$2,102,792	12.9
Transaction Revenue	$524,989	$487,568	7.7	$2,199,219	$1,887,068	16.5
Subscriber / Other Revenue	$44,110	$43,589	1.2	$175,630	$215,724	(18.6)
Operating Income	$193,963	$175,218	10.7	$835,248	$751,546	11.1

Adjusted EBITDA*	$226,062	208,002	8.7	$970,688	$877,276	10.6

Total Bookings	117,040	111,300	5.2	505,471	442,723	14.2
Air Bookings	102,697	97,083	5.8	445,050	384,309	15.8
Non-air Bookings	14,343	14,217	0.9	60,421	58,414	3.4

Bookings Share	36.8%	37.0%		37.1%	36.6%
*Indicates non-GAAP financial measure; see descriptions and reconciliations below

Q4 2016 Sabre Airline and Hospitality Solutions

Fourth quarter 2016 Airline and Hospitality Solutions revenue increased 15.0% to $266.4 million, compared to $231.6 million for the same period in 2015. Contributing to the rise in revenue was a 12.6% increase in airline passengers boarded through the SabreSonic reservation solution, mid-teens growth in AirVision and AirCentre solutions and revenue growth of more than 40% in Hospitality Solutions. Airline and Hospitality Solutions fourth quarter revenue growth was partially muted by a more than 50% decline in professional services revenue.

Fourth quarter Airline and Hospitality Solutions operating income increased 23.6% to $61.8 million from $50.0 million in the prior-year period. Operating income margin was 23.2%, compared to 21.6% for the prior-year quarter. Fourth quarter Airline and Hospitality Solutions Adjusted EBITDA increased 19.1% to $102.1 million from $85.7 million in the prior-year period. Adjusted EBITDA margin was 38.3%, compared to 37.0% for the prior-year quarter.

On October 17, 2016, Sabre successfully implemented the SabreSonic reservation solution at Alitalia. The new reservation system complements other Sabre solutions already driving value for the airline, including Intelligence Exchange and the Sabre Digital Experience Platform. Alitalia adds nearly 25 million annual passengers boarded to the SabreSonic reservations platform.

Q4 2016 Sabre Travel Network

Fourth quarter 2016 Travel Network revenue increased 7.1% to $569.1 million, compared to $531.2 million for the same period in 2015. Travel Network global bookings increased 5.2% in the quarter, driven by 6.8% growth in Asia-Pacific, 6.5% growth in EMEA, 4.4% growth in North America and 3.9% growth in Latin America.

Fourth quarter Travel Network operating income increased 10.7% to $194.0 million from $175.2 million in the prior-year period. Operating income margin was 34.1%, compared to 33.0% for the prior-year quarter. Fourth quarter 2016 Travel Network Adjusted EBITDA increased 8.7% to $226.1 million from $208.0 million in the prior-year period. Travel Network Adjusted EBITDA margin was 39.7%, compared to 39.2% for the prior-year quarter.

Full-Year 2016 Financial Summary

The fourth quarter capped a year of strong financial performance at Sabre. For the full-year 2016, Sabre total consolidated revenue increased 13.9% to $3.373 billion, compared to $2.961 billion for the prior year.

Consolidated net income attributable to common stockholders totaled $242.6 million, compared to $545.5 million in 2015, a decrease of 55.5%. The decrease in net income attributable to common stockholders is primarily the result of a $308.9 million decrease in income from discontinued operations. Consolidated Adjusted EBITDA totaled $1,046.6 million, an 11.2% increase from $941.6 million in 2015. The increase in consolidated Adjusted EBITDA is the result of Adjusted EBITDA increases in Airline and Hospitality Solutions and Travel Network.

For the full-year 2016, Sabre reported EPS of $0.86 per share compared to $1.95 in 2015, a decrease of 55.9%. Adjusted EPS increased 19.1% to $1.31 from $1.10 per share in 2015.

Cash provided by operating activities totaled $699.4 million, compared to $529.2 million in 2015. Cash used in investing activities totaled $445.8 million, compared to $729.0 million in 2015. Cash used in financing activities totaled $190.0 million, compared to cash provided by financing activities of $93.1 million in 2015. Full-year 2016 Free Cash Flow totaled $371.8 million, compared to $242.5 million in 2015. Capital expenditures totaled $327.6 million in 2016, compared to $286.7 million 2015. Adjusted Capital Expenditures, which include capitalized implementation costs, totaled $411.1 million in 2016, compared to $350.1 million in 2015.

Full-year Airline and Hospitality Solutions revenue increased 16.9% to $1,019.3 million, compared to $872.1 million in 2015. Within this, full-year Airline Solutions revenue increased 11.5% to $794.6 million from $712.9 million in 2015. Full-year SabreSonic passengers boarded growth was 34.9%. Full-year Hospitality Solutions revenue increased 41.1% to $224.7 million from $159.2 million in 2015.

Full-year Airline and Hospitality Solutions operating income increased 20.6% to $217.6 million from $180.4 million in 2015. Operating income margin was 21.4%, compared to 20.7% in 2015. Full-year Airline and Hospitality Solutions Adjusted EBITDA increased 15.0% to $372.1 million from $323.5 million in 2015. Full-year Adjusted EBITDA margin for Airline and Hospitality Solutions was 36.5% compared to 37.1% in 2015.

Full-year Travel Network revenue increased 12.9% to $2.375 billion, compared to $2.103 billion in 2015. Full-year revenue growth was driven by global bookings growth of 14.2%. Excluding the Abacus acquisition, full-year global bookings increased 3.1%, driven by 5.7% growth in EMEA, 2.7% growth in North America and 0.8% growth in Latin America. Global air bookings share increased to 37.1% from 36.6% in 2015.

Full-year Travel Network operating income increased 11.1% from $835.2 million to $751.5 million. Operating income margin was 35.2%, compared to 35.7% in 2015. Full-year Travel Network Adjusted EBITDA increased 10.6% to $970.7 million from $877.3 million in 2015. Full-year Adjusted EBITDA margin for Travel Network decreased to 40.9% compared to 41.7% in 2015.

Dividend

Sabre announced an increase in its targeted quarterly dividend payout from $0.13 per share to $0.14 per share. Sabre's Board of Directors declared a quarterly dividend of $0.14 per share, payable on March 30, 2017 to shareholders of record on March 21, 2017.

Share Repurchase Program

Sabre also announced the approval of a multi-year share repurchase program to purchase up to $500 million of Sabre's common stock. Repurchases under the program may take place in the open market or privately negotiated transactions.

2017 Business Outlook and Financial Guidance

With respect to the guidance below, full-year Adjusted Net Income guidance consists of full-year expected net income attributable to common stockholders less the estimated impact of loss from discontinued operations, net of tax, of approximately $5 million; net income attributable to noncontrolling interests of approximately $5 million; acquisition-related amortization of approximately $100 million; stock-based compensation expense of approximately $50 million; other items (primarily consisting of litigation and other costs) of approximately $40 million; and the tax benefit of these adjustments of approximately $60 million. Full-year Adjusted EPS guidance consists of Adjusted Net Income divided by our projected weighted-average diluted common share count for the full year of approximately 283 million.

Full-year Adjusted EBITDA guidance consists of Adjusted Net Income guidance less the impact of depreciation and amortization of property and equipment, amortization of capitalized implementation costs and amortization of upfront incentive consideration of approximately $370 million; interest expense, net of approximately $160 million; and provision for income taxes less tax impact of net income adjustments of approximately $180 million.

Full-year Free Cash Flow guidance consists of expected full-year cash provided by operating activities of $710 million to $730 million less additions to property and equipment of $360 million to $380 million.

Full-Year 2017 Financial Summary

"In 2017, we expect continued growth in our businesses. Total revenue is forecasted to increase from 5% to 7%, with balanced growth across our business units, reflecting continued strong growth in Travel Network and Hospitality Solutions, and more modest growth in Airline Solutions," said Rick Simonson, Sabre executive vice president and chief financial officer. "We will make investments in our IT infrastructure this year to modernize, drive efficiency in development and ongoing technology costs, further enhance the stability and security of our network and accelerate our shift to open source and cloud-based solutions. The costs associated with these investments will be felt in both our corporate-level product and technology operating expenses, as well as our capital expenditures. While we expect growth in cash provided by operating activities, these investments will dampen 2017 adjusted profit and Free Cash Flow, as we set the stage for greater efficiency and sustainable growth in the future."

In summary, Sabre's full-year 2017 guidance is as follows:

Full-Year 2017 Guidance	Range	Growth Rate
($ millions, except for EPS)
Revenue	$3,540 - $3,620	5% - 7%

Adjusted EBITDA	$1,080 - $1,120	3% - 7%

Adjusted Net Income	$370 - $410	0% - 11%

Adjusted EPS	$1.31 - $1.45	0% - 11%

Free Cash Flow	Approximately $350M

Conference Call

Sabre will conduct its fourth quarter and full-year 2016 investor conference call today at 9:00 a.m. ET. The live webcast and accompanying slide presentation can be accessed via the Investor Relations section of our website, investors.sabre.com. A replay of the event will be available for at least 90 days following the event.

About Sabre
Sabre Corporation is the leading technology provider to the global travel industry. Sabre’s software, data, mobile and distribution solutions are used by hundreds of airlines and thousands of hotel properties to manage critical operations, including passenger and guest reservations, revenue management, flight, network and crew management. Sabre also operates a leading global travel marketplace, which processes more than US$120 billion of global travel spend annually by connecting travel buyers and suppliers. Headquartered in Southlake, Texas, USA, Sabre serves customers in more than 160 countries around the world.

Website Information

We routinely post important information for investors on the Investor Relations section of our website, investors.sabre.com. We intend to use this website as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our website is not incorporated by reference into, and is not a part of, this document.

Supplemental Financial Information

In conjunction with today’s earnings report, a file of supplemental financial information will be available on the Investor Relations section of our website, investors.sabre.com.

Industry Data

This release contains industry data, forecasts and other information that we obtained from industry publications and surveys, public filings and internal company sources, and there can be no assurance as to the accuracy or completeness of the included information. Statements as to our ranking, market position, bookings share and market estimates are based on independent industry publications, government publications, third-party forecasts and management’s estimates and assumptions about our markets and our internal research. We have not independently verified this third-party information nor have we ascertained the underlying economic assumptions relied upon in those sources, and we cannot assure you of the accuracy or completeness of this information.

Note on Non-GAAP Financial Measures

This press release includes unaudited non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, and ratios based on these financial measures. In addition, we provide certain forward guidance with respect to Adjusted EBITDA, Adjusted Net Income, Adjusted EPS and Free Cash Flow. We are unable to provide this forward guidance on a GAAP basis without unreasonable effort; however, see "Business Outlook and Financial Guidance" for additional information including estimates of certain components of the non-GAAP adjustments contained in the guidance.

We present non-GAAP measures when our management believes that the additional information provides useful information about our operating performance. Non-GAAP financial measures do not have any standardized meaning and are therefore unlikely to be comparable to similar measures presented by other companies. The presentation of non-GAAP financial measures is not intended to be a substitute for, and should not be considered in isolation from, the financial measures reported in accordance with GAAP. See “Non-GAAP Financial Measures” below for an explanation of the non-GAAP measures and “Tabular Reconciliations for Non-GAAP Measures” below for a reconciliation of the non-GAAP financial measures to the comparable GAAP measures.

Forward-looking statements

Certain statements herein are forward-looking statements about trends, future events, uncertainties and our plans and expectations of what may happen in the future. Any statements that are not historical or current facts are forward-looking statements. In many cases, you can identify forward-looking statements by terms such as "target," "will," "opportunity," "expect," "momentum," "forecast," "outlook," "guidance," "project," "believe," "estimate," "anticipate," "may,” “should,” “would,” “intend,” “potential” or the negative of these terms or other comparable terminology. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause Sabre’s actual results, performance or achievements to be materially different from any future results, performances or achievements expressed or implied by the forward-looking statements. The potential risks and uncertainties include, among others, exposure to pricing pressure in the Travel Network business, the implementation and effects of new or renewed agreements, travel suppliers' usage of alternative distribution models, our ability to maintain the integrity of our systems and infrastructure and the effect of any security breaches, competition in the travel distribution market and solutions markets, dependency on relationships with travel buyers, changes affecting travel supplier customers, dependency on transaction volumes in the global travel industry, particularly air travel transaction volumes, adverse global and regional economic and political conditions, risks arising from global operations, the availability and performance of information technology services provided by third parties, the financial and business effects of acquisitions, including integration of these acquisitions, dependence on maintaining and renewing contracts with customers and other counterparties and collecting amounts due to us under these agreements, our ability to recruit, train and retain employees, including our key executive officers and technical employees and the effects of litigation. More information about potential risks and uncertainties that could affect our business and results of operations is included in the “Risk Factors” section in our Quarterly Report on Form 10-Q filed with the SEC on November 2, 2016, in the "Risk Factors" and “Forward-Looking Statements” sections in our Annual Report on Form 10-K filed with the SEC on February 19, 2016 and in our other filings with the SEC. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future events, outlook, guidance, results, actions, levels of activity, performance or achievements. Readers are cautioned not to place undue reliance on these forward-looking statements. Unless required by law, Sabre undertakes no obligation to publicly update or revise any forward-looking statements to reflect circumstances or events after the date they are made.

Contacts:

Media	Investors
Tim Enstice	Barry Sievert
+1-682-605-6162	sabre.investorrelations@sabre.com
tim.enstice@sabre.com

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Revenue	$829,620	$758,455	$3,373,387	$2,960,896
Cost of revenue (1) (2)	583,430	504,020	2,287,662	1,944,050
Selling, general and administrative (2)	190,229	145,035	626,153	557,077
Operating income	55,961	109,400	459,572	459,769
Other income (expense):
Interest expense, net	(41,837)	(43,655)	(158,251)	(173,298)
Loss on extinguishment of debt	—	(5,548)	(3,683)	(38,783)
Joint venture equity income	536	644	2,780	14,842
Other, net	23,100	3,057	27,617	91,377
Total other income (expense), net	(18,201)	(45,502)	(131,537)	(105,862)
Income from continuing operations before income taxes	37,760	63,898	328,035	353,907
Provision for income taxes	6,740	34,386	86,645	119,352
Income from continuing operations	31,020	29,512	241,390	234,555
Income (loss) from discontinued operations, net of tax	(5,309)	100,909	5,549	314,408
Net income	25,711	130,421	246,939	548,963
Net income attributable to noncontrolling interests	1,150	980	4,377	3,481
Net income attributable to Sabre Corporation	24,561	129,441	242,562	545,482
Net income attributable to common stockholders	$24,561	$129,441	$242,562	$545,482

Basic net income per share attributable to common stockholders:
Income from continuing operations	$0.11	$0.10	$0.85	$0.85
Income (loss) from discontinued operations	(0.02)	0.37	0.02	1.15
Net income per common share	$0.09	$0.47	$0.87	$2.00
Diluted net income per share attributable to common stockholders:
Income from continuing operations	$0.11	$0.10	$0.84	$0.83
Income (loss) from discontinued operations	(0.02)	0.36	0.02	1.12
Net income per common share	$0.09	$0.46	$0.86	$1.95
Weighted-average common shares outstanding:
Basic	278,801	275,855	277,546	273,139
Diluted	282,455	281,150	282,752	280,067

Dividends per common share	$0.13	$0.09	$0.52	$0.36

SABRE CORPORATION
CONSOLIDATED BALANCE SHEETS
(In thousands)
(Unaudited)

	December 31, 2016	December 31, 2015
Assets
Current assets
Cash and cash equivalents	$364,114	$321,132
Accounts receivable, net	400,667	375,789
Prepaid expenses and other current assets	88,600	81,167
Total current assets	853,381	778,088
Property and equipment, net	753,279	627,529
Investments in joint ventures	25,582	24,348
Goodwill	2,548,447	2,440,431
Acquired customer relationships, net	387,632	416,887
Other intangible assets, net	387,805	419,666
Deferred income taxes	95,285	44,464
Other assets, net	673,159	642,214
Total assets	$5,724,570	$5,393,627

Liabilities and stockholders’ equity
Current liabilities
Accounts payable	$168,576	$138,421
Accrued compensation and related benefits	102,037	99,382
Accrued subscriber incentives	216,011	185,270
Deferred revenues	187,108	165,124
Other accrued liabilities	222,879	221,976
Current portion of debt	169,246	190,315
Tax Receivable Agreement	100,501	—
Total current liabilities	1,166,358	1,000,488
Deferred income taxes	88,957	83,562
Other noncurrent liabilities	567,359	656,093
Long-term debt	3,276,281	3,169,344
Stockholders’ equity
Common stock	2,854	2,790
Additional paid-in capital	2,105,843	2,016,325
Treasury stock, at cost	(221,746)	(110,548)
Retained deficit	(1,141,116)	(1,328,730)
Accumulated other comprehensive loss	(122,799)	(97,135)
Noncontrolling interest	2,579	1,438
Total stockholders’ equity	625,615	484,140
Total liabilities and stockholders’ equity	$5,724,570	$5,393,627

SABRE CORPORATION
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Year Ended December 31,
	2016	2015
Operating Activities
Net income	$246,939	$548,963
Adjustments to reconcile net income to cash provided by operating activities:
Depreciation and amortization	413,986	351,480
Amortization of upfront incentive consideration	55,724	43,521
Litigation-related credits	(25,527)	(60,998)
Stock-based compensation expense	48,524	29,971
Allowance for doubtful accounts	10,567	8,558
Deferred income taxes	48,453	97,225
Joint venture equity income	(2,780)	(14,842)
Dividends received from joint venture investments	—	28,700
Amortization of debt issuance costs	9,611	6,759
Gain on remeasurement of previously-held joint venture interest	—	(78,082)
Loss on extinguishment of debt	3,683	38,783
Other	(4,785)	3,556
(Income) loss from discontinued operations	(5,549)	(314,408)
Changes in operating assets and liabilities:
Accounts and other receivables	(12,949)	10,662
Prepaid expenses and other current assets	(11,809)	(13,255)
Capitalized implementation costs	(83,405)	(63,382)
Upfront incentive consideration	(70,702)	(63,510)
Other assets	(2,799)	(66,873)
Accrued compensation and related benefits	2,768	18,268
Accounts payable and other accrued liabilities	56,787	8,721
Deferred revenue including upfront solution fees	22,663	9,390
Cash provided by operating activities	699,400	529,207
Investing Activities
Additions to property and equipment	(327,647)	(286,697)
Acquisitions, net of cash acquired	(164,120)	(442,344)
Proceeds from sale of marketable securities	45,959	—
Cash used in investing activities	(445,808)	(729,041)
Financing Activities
Proceeds of borrowings from lenders	1,055,000	1,252,000
Payments on borrowings from lenders	(1,012,895)	(960,807)
Debt prepayment fees and issuance costs	(11,377)	(52,674)
Net proceeds on the settlement of equity-based awards	27,344	47,414
Cash dividends paid to common stockholders	(144,355)	(98,596)
Repurchase of common stock	(100,000)	(98,770)
Other financing activities	(3,742)	4,577
Cash provided by (used in) financing activities	(190,025)	93,144
Cash Flows from Discontinued Operations
Cash provided by (used in) operating activities	(19,478)	236
Cash provided by (used in) investing activities	—	278,834
Cash provided by (used in) discontinued operations	(19,478)	279,070
Effect of exchange rate changes on cash and cash equivalents	(1,107)	(6,927)
Increase (decrease) in cash and cash equivalents	42,982	165,453
Cash and cash equivalents at beginning of period	321,132	155,679
Cash and cash equivalents at end of period	$364,114	$321,132

Non-GAAP Financial Measures

We have included both financial measures compiled in accordance with GAAP and certain non-GAAP financial measures, including Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted Net Income from continuing operations per share (Adjusted EPS), Adjusted Capital Expenditures, Free Cash Flow and ratios based on these financial measures.

We define Adjusted Gross Profit as operating income (loss) adjusted for selling, general and administrative expenses, amortization of upfront incentive consideration, and the cost of revenue portion of depreciation and amortization, restructuring and other costs and stock-based compensation.

We define Adjusted Operating Income as operating income adjusted for joint venture equity income, acquisition-related amortization, restructuring and other costs, acquisition-related costs, litigation (reimbursements) costs, net, and stock-based compensation.

We define Adjusted Net Income as net income attributable to common stockholders adjusted for income (loss) from discontinued operations, net of tax, net income attributable to noncontrolling interests, acquisition-related amortization, loss on extinguishment of debt, other, net, restructuring and other costs, acquisition-related costs, litigation costs (reimbursements), net, stock-based compensation and the tax impact of net income adjustments.

We define Adjusted EBITDA as Adjusted Net Income adjusted for depreciation and amortization of property and equipment, amortization of capitalized implementation costs, amortization of upfront incentive consideration, interest expense, net, and remaining provision (benefit) for income taxes.

We define Adjusted EPS as Adjusted Net Income divided by the applicable share count.

We define Adjusted Capital Expenditures as additions to property and equipment and capitalized implementation costs.

We define Free Cash Flow as cash provided by operating activities less cash used in additions to property and equipment.

These non-GAAP financial measures are key metrics used by management and our Board of Directors to monitor our ongoing core operations because historical results have been significantly impacted by events that are unrelated to our core operations as a result of changes to our business and the regulatory environment. We believe that these non-GAAP financial measures are used by investors, analysts and other interested parties as measures of financial performance and to evaluate our ability to service debt obligations, fund capital expenditures and meet working capital requirements. Adjusted Capital Expenditures include cash flows used in investing activities, for property and equipment, and cash flows used in operating activities, for capitalized implementation costs. Our management uses this combined metric in making product investment decisions and determining development resource requirements. We also believe that Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS and Adjusted Capital Expenditures assist investors in company-to-company and period-to-period comparisons by excluding differences caused by variations in capital structures (affecting interest expense), tax positions and the impact of depreciation and amortization expense. In addition, amounts derived from Adjusted EBITDA are a primary component of certain covenants under our senior secured credit facilities.

Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted EPS, Adjusted Capital Expenditures, Free Cash Flow, and ratios based on these financial measures are not recognized terms under GAAP. These non-GAAP financial measures and ratios based on them have important limitations as analytical tools, and should not be viewed in isolation and do not purport to be alternatives to net income as indicators of operating performance or cash flows from operating activities as measures of liquidity. These non-GAAP financial measures and ratios based on them exclude some, but not all, items that affect net income or cash flows from operating activities and these measures may vary among companies. Our use of these measures has limitations as an analytical tool, and you should not consider them in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations are:

•	these non-GAAP financial measures exclude certain recurring, non-cash charges such as stock-based compensation expense and amortization of acquired intangible assets;

•
although depreciation and amortization are non-cash charges, the assets being depreciated and amortized may have to be replaced in the future, and Adjusted Gross Profit and Adjusted EBITDA do not reflect cash requirements for such replacements;

•	Adjusted Operating Income, Adjusted Net Income and Adjusted EBITDA do not reflect changes in, or cash requirements for, our working capital needs;

•	Adjusted EBITDA does not reflect the interest expense or the cash requirements necessary to service interest or principal payments on our indebtedness;

•	Adjusted EBITDA does not reflect tax payments that may represent a reduction in cash available to us;

•
Free Cash Flow removes the impact of accrual-basis accounting on asset accounts and non-debt liability accounts, and does not reflect the cash requirements necessary to service the principal payments on our indebtedness; and

•
Other companies, including companies in our industry, may calculate Adjusted Gross Profit, Adjusted Operating Income, Adjusted Net Income, Adjusted EBITDA, Adjusted Capital Expenditures, Adjusted EPS or Free Cash Flow differently, which reduces their usefulness as comparative measures.

Tabular Reconciliations for Non-GAAP Measures
(In thousands, except per share amounts; unaudited)

Reconciliation of Net income to Adjusted Net Income from continuing operations and Adjusted EBITDA:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Net income attributable to common stockholders	$24,561	$129,441	$242,562	$545,482
(Income) loss from discontinued operations, net of tax	5,309	(100,909)	(5,549)	(314,408)
Net income attributable to noncontrolling interests(1)	1,150	980	4,377	3,481
Income from continuing operations	31,020	29,512	241,390	234,555
Adjustments:
Acquisition-related amortization(2a)	35,847	31,851	143,425	108,121
Loss on extinguishment of debt	—	5,548	3,683	38,783
Other, net(4)	(23,100)	(3,057)	(27,617)	(91,377)
Restructuring and other costs(5)	16,463	368	18,286	9,256
Acquisition-related costs(6)	65	1,223	779	14,437
Litigation costs(7)	41,906	1,912	46,995	16,709
Stock-based compensation	12,512	6,643	48,524	29,971
Tax impact of net income adjustments(8)	(37,830)	2,190	(104,528)	(52,383)
Adjusted Net Income from continuing operations	$76,883	$76,190	$370,937	$308,072
Adjusted Net Income from continuing operations per share	$0.27	$0.27	$1.31	$1.10
Diluted weighted-average common shares outstanding	282,455	281,150	282,752	280,067

Adjusted Net Income from continuing operations	$76,883	$76,190	$370,937	$308,072
Adjustments:
Depreciation and amortization of property and equipment(2b)	65,153	56,366	233,303	213,520
Amortization of capitalized implementation costs(2c)	9,030	8,409	37,258	31,441
Amortization of upfront incentive consideration(3)	12,352	11,946	55,724	43,521
Interest expense, net	41,837	43,655	158,251	173,298
Remaining provision for income taxes	44,570	32,196	191,173	171,735
Adjusted EBITDA	$249,825	$228,762	$1,046,646	$941,587

Reconciliation of Operating Income to Adjusted Operating Income:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Operating income	$55,961	$109,400	$459,572	$459,769
Adjustments:
Joint venture equity income	536	644	2,780	14,842
Acquisition-related amortization(2a)	35,847	31,851	143,425	108,121
Restructuring and other costs(5)	16,463	368	18,286	9,256
Acquisition-related costs(6)	65	1,223	779	14,437
Litigation costs(7)	41,906	1,912	46,995	16,709
Stock-based compensation	12,512	6,643	48,524	29,971
Adjusted Operating Income	$163,290	$152,041	$720,361	$653,105

Reconciliation of Adjusted Capital Expenditures:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Additions to property and equipment	$73,415	$83,626	$327,647	$286,697
Capitalized implementation costs	18,828	13,740	83,405	63,382
Adjusted Capital Expenditures	$92,243	$97,366	$411,052	$350,079

Reconciliation of Free Cash Flow:

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash provided by operating activities	$266,866	$139,497	$699,400	$529,207
Cash used in investing activities	(27,095)	(84,536)	(445,808)	(729,041)
Cash provided by (used in) financing activities	(143,378)	132,399	(190,025)	93,144

	Three Months Ended December 31,		Year Ended December 31,
	2016	2015	2016	2015
Cash provided by operating activities	$266,866	$139,497	$699,400	$529,207
Additions to property and equipment	(73,415)	(83,626)	(327,647)	(286,697)
Free Cash Flow	$193,451	$55,871	$371,753	$242,510

Reconciliation of Net Income to LTM Adjusted EBITDA (for Net Debt Ratio):

	Three Months Ended
	March 31, 2016	June 30, 2016	Sept. 30, 2016	Dec. 31, 2016	LTM
Net income attributable to common stockholders	$105,167	$72,019	$40,815	$24,561	$242,562
(Income) loss from discontinued operations, net of tax	(13,350)	2,098	394	5,309	(5,549)
Net income attributable to noncontrolling interests(1)	1,102	1,078	1,047	1,150	4,377
Income from continuing operations	92,919	75,195	42,256	31,020	241,390
Adjustments:
Acquisition-related amortization(2a)	34,130	34,018	39,430	35,847	143,425
Loss on extinguishment of debt	—	—	3,683	—	3,683
Other, net(4)	(3,360)	(876)	(281)	(23,100)	(27,617)
Restructuring and other costs(5)	124	1,116	583	16,463	18,286
Acquisition-related costs(6)	108	516	90	65	779
Litigation costs, net(7)	(3,846)	1,901	7,034	41,906	46,995
Stock-based compensation	10,289	12,810	12,913	12,512	48,524
Depreciation and amortization of property and equipment(2b)	53,665	56,214	58,271	65,153	233,303
Amortization of capitalized implementation costs(2c)	8,488	8,211	11,529	9,030	37,258
Amortization of upfront incentive consideration(3)	12,337	13,896	17,139	12,352	55,724
Interest expense, net	41,202	37,210	38,002	41,837	158,251
Provision for income taxes	41,424	31,273	7,208	6,740	86,645
Adjusted EBITDA	$287,480	$271,484	$237,857	$249,825	$1,046,646

Net Debt (total debt, less cash)					$3,114,381
Net Debt / LTM Adjusted EBITDA					3.0x

	Three Months Ended
	Mar. 31, 2015	Jun. 30, 2015	Sept. 30, 2015	Dec. 31, 2015	LTM
Net income attributable to common stockholders	$207,494	$32,207	$176,340	$129,441	$545,482
(Income) loss from discontinued operations, net of tax	(158,911)	(696)	(53,892)	(100,909)	$(314,408)
Net income attributable to noncontrolling interests(1)	747	1,078	676	980	3,481
Income from continuing operations	49,330	32,589	123,124	29,512	234,555
Adjustments:
Acquisition-related amortization (2a)	21,675	23,211	31,384	31,851	108,121
Loss on extinguishment of debt	—	33,235	—	5,548	38,783
Other, net (4)	4,445	(197)	(92,568)	(3,057)	(91,377)
Restructuring and other costs (5)	—	—	8,888	368	9,256
Acquisition-related costs (6)	1,811	2,053	9,350	1,223	14,437
Litigation costs, net (7)	3,436	2,043	9,318	1,912	16,709
Stock-based compensation	8,794	7,330	7,204	6,643	29,971
Depreciation and amortization of property and equipment (2b)	61,663	46,244	49,247	56,366	213,520
Amortization of capitalized implementation costs (2c)	7,524	7,902	7,606	8,409	31,441
Amortization of upfront incentive consideration (3)	11,172	10,878	9,525	11,946	43,521
Interest expense, net	46,453	42,609	40,581	43,655	173,298
Provision for income taxes	27,283	19,676	38,007	34,386	119,352
Adjusted EBITDA	$243,586	$227,573	$241,666	$228,762	$941,587

Net Debt (total debt, less cash)					$3,074,542
Net Debt / LTM Adjusted EBITDA					3.3x

Reconciliation of Operating Income (loss) to Adjusted Gross Profit and Adjusted EBITDA by segment:

	Three Months Ended December 31, 2016
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$193,963	$61,756	$(199,758)	$55,961
Add back:
Selling, general and administrative	28,836	17,277	144,116	190,229
Cost of revenue adjustments:
Depreciation and amortization(2)	17,911	40,006	20,160	78,077
Restructuring and other costs (5)	—	—	12,660	12,660
Amortization of upfront incentive consideration(3)	12,352	—	—	12,352
Stock-based compensation	—	—	4,954	4,954
Adjusted Gross Profit	253,062	119,039	(17,868)	354,233
Selling, general and administrative	(28,836)	(17,277)	(144,116)	(190,229)
Joint venture equity income	536	—	—	536
Selling, general and administrative adjustments:
Depreciation and amortization(2)	1,300	346	30,307	31,953
Restructuring and other costs(5)	—	—	3,803	3,803
Acquisition-related costs(6)	—	—	65	65
Litigation costs(7)	—	—	41,906	41,906
Stock-based compensation	—	—	7,558	7,558
Adjusted EBITDA	$226,062	$102,108	$(78,345)	$249,825

Operating income margin	34.1%	23.2%	NM	6.7%
Adjusted EBITDA margin	39.7%	38.3%	NM	30.1%

	Three Months Ended December 31, 2015
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$175,218	$49,970	$(115,788)	$109,400
Add back:
Selling, general and administrative	33,769	14,945	96,321	145,035
Cost of revenue adjustments:
Depreciation and amortization(2)	19,204	35,535	12,716	67,455
Amortization of upfront incentive consideration(3)	11,946	—	—	11,946
Stock-based compensation	—	—	2,630	2,630
Adjusted Gross Profit	240,137	100,450	(4,121)	336,466
Selling, general and administrative	(33,769)	(14,945)	(96,321)	(145,035)
Joint venture equity income	644	—	—	644
Joint venture intangible amortization(2a)
Selling, general and administrative adjustments:	990	208	27,973	29,171
Depreciation and amortization(2)	—	—	368	368
Restructuring and other costs(5)	—	—	1,223	1,223
Litigation costs(7)	—	—	1,912	1,912
Stock-based compensation	—	—	4,013	4,013
Adjusted EBITDA	$208,002	$85,713	$(64,953)	$228,762

Operating income margin	33.0%	21.6%	NM	14.4%
Adjusted EBITDA margin	39.2%	37.0%	NM	30.2%

	Year Ended December 31, 2016
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$835,248	$217,631	$(593,307)	$459,572
Add back:
Selling, general and administrative	132,537	71,685	421,931	626,153
Cost of revenue adjustments:
Depreciation and amortization(2)	72,110	153,204	62,039	287,353
Restructuring and other costs(5)	—	—	12,660	12,660
Amortization of upfront incentive consideration(3)	55,724	—	—	55,724
Stock-based compensation	—	—	19,213	19,213
Adjusted Gross Profit	1,095,619	442,520	(77,464)	1,460,675
Selling, general and administrative	(132,537)	(71,685)	(421,931)	(626,153)
Joint venture equity income	2,780	—	—	2,780
Selling, general and administrative adjustments:
Depreciation and amortization(2)	4,826	1,228	120,579	126,633
Restructuring and other costs(5)	—	—	5,626	5,626
Acquisition-related costs(6)	—	—	779	779
Litigation costs(7)	—	—	46,995	46,995
Stock-based compensation	—	—	29,311	29,311
Adjusted EBITDA	$970,688	$372,063	$(296,105)	$1,046,646

Operating income margin	35.2%	21.4%	NM	13.6%
Adjusted EBITDA margin	40.9%	36.5%	NM	31.0%

	Year Ended December 31, 2015
	Travel Network	Airline and Hospitality Solutions	Corporate	Total
Operating income (loss)	$751,546	$180,448	$(472,225)	$459,769
Add back:
Selling, general and administrative	116,511	62,247	378,319	557,077
Cost of revenue adjustments:
Depreciation and amortization(2)	62,337	142,109	40,089	244,535
Amortization of upfront incentive consideration(3)	43,521	—	—	43,521
Stock-based compensation	—	—	11,918	11,918
Adjusted Gross Profit	973,915	384,804	(41,899)	1,316,820
Selling, general and administrative	(116,511)	(62,247)	(378,319)	(557,077)
Joint venture equity income	14,842	—	—	14,842
Joint venture intangible amortization(2a)	1,602	—	—	1,602
Selling, general and administrative adjustments:
Depreciation and amortization(2)	3,428	904	102,613	106,945
Restructuring and other costs(5)	—	—	9,256	9,256
Acquisition-related costs(6)			14,437	14,437
Litigation costs(7)	—	—	16,709	16,709
Stock-based compensation	—	—	18,053	18,053
Adjusted EBITDA	$877,276	$323,461	$(259,150)	$941,587

Operating income margin	35.7%	20.7%	NM	15.5%
Adjusted EBITDA margin	41.7%	37.1%	NM	31.8%

Non-GAAP Footnotes

(1)
Net income attributable to non-controlling interests represents an adjustment to include earnings allocated to non-controlling interest held in (i) Sabre Travel Network Middle East of 40% for all periods presented, (ii) Sabre Seyahat Dagitim Sistemleri A.S. of 40% beginning in April 2014, and (ii) Abacus International Lanka Pte Ltd of 40% beginning in July 2015.

(2)	Depreciation and amortization expenses:

a.
Acquisition-related amortization represents amortization of intangible assets from the take-private transaction in 2007 as well as intangibles associated with acquisitions since that date. Also includes amortization of the excess basis in our underlying equity interest in Abacus International Pte Ltd's ("AIPL") net assets prior to our acquisition of AIPL on July 1, 2015.

b.	Depreciation and amortization of property and equipment includes software developed for internal use.

c.	Amortization of capitalized implementation costs represents amortization of upfront costs to implement new customer contracts under our SaaS and hosted revenue model.

(3)
Our Travel Network business at times provides upfront incentive consideration to travel agency subscribers at the inception or modification of a service contract, which are capitalized and amortized to cost of revenue over an average expected life of the service contract, generally over three to five years. Such consideration is made with the objective of increasing the number of clients or to ensure or improve customer loyalty. Such service contract terms are established such that the supplier and other fees generated over the life of the contract will exceed the cost of the incentive consideration provided upfront. Such service contracts with travel agency subscribers require that the customer commit to achieving certain economic objectives and generally have terms requiring repayment of the upfront incentive consideration if those objectives are not met.

(4)
In 2016, other, net primarily includes a gain of $15 million in the fourth quarter from the sale of our available-for-sale marketable securities, and $6 million gain from the first quarter associated with the receipt of an earn-out payment related to the sale of a business in 2013. In 2015, we recognized a gain of $78 million associated with the remeasurement of our previously-held 35% investment in AIPL to its fair value and a gain of $12 million related to the settlement of pre-existing agreements between us and AIPL. In 2014, other, net primarily includes a fourth quarter charge of $66 million as a result of an increase to our tax receivable agreement (“TRA”) liability. The increase in our TRA liability is due to a reduction in a valuation allowance maintained against our deferred tax assets. This charge is fully offset by an income tax benefit recognized in the fourth quarter of 2014 from the reduction in the valuation allowance which is included in tax impacts of net income adjustments. In addition, all periods presented include foreign exchange gains and losses related to the remeasurement of foreign currency denominated balances included in our consolidated balance sheets into the relevant functional currency.

(5)
Restructuring and other costs represent charges associated with business restructuring and associated changes implemented which resulted in severance benefits related to employee terminations, integration and facility opening or closing costs and other business reorganization costs. In 2016, we recognized a $20 million charge to implement a plan to restructure a portion of our global workforce in support of funding our efforts to modernize our technology infrastructure, as well as to align and improve our operational efficiency to reflect expected changes by customers on implementation schedules for certain of Sabre Airline Solutions products, most of which will be paid in 2017. In 2015, we recognized a restructuring charge of $9 million associated with the integration of Abacus, of which $2 million was paid as of December 31, 2016. In 2016, we reduced our restructuring liability by $4 million as a result of the reevaluation of our plan derived from shift in timing and strategy of originally contemplated actions.

(6)	Acquisition-related costs represent fees and expenses incurred associated with the acquisition of Abacus, the Trust Group and Airpas Aviation.

(7)
Litigation costs (reimbursements), net represent charges and legal fee reimbursements associated with antitrust litigation, including an accrual of $32 million as of December 31, 2016, representing the trebling of the jury award plus our estimate of attorneys’ fees, expenses and costs which we would be required to pay pursuant to the Sherman Act.